For Ministry Use Only
À l’usage exclusive du ministère

Ministry of             Ministère des
Government Services            Services gouvernementaux
Ontario
CERTIFICATE            CERTIFICAT
This is to certify that these articles    Ceci certifie que les presents statuts
are effective on            entrent en vigueur le
OCTOBER     29    OCTOBRE, 2013
/s/
Director/Directrice
Business Corporations Act / Loi sur les societies par actions

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Denomination socials actuelle de la société (écrie en LETTRES MAJUSCULES SEULEMENT):
KINGSWAY FINANCIAL SERVICES INC.

2.	The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
Nouvelle denomination sociale de la société (s ‘il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT):

3.	Date of incorporation/amalgamation:
Date de la constitution ou de la fusion:

1989/09/19

4.	Complete only if there is a change in the number of directors of the minimum / maximum number of directors.
Il faut remplir cette partie suelement si le nombre d’adminitrateurs ou si le nombre minimal ou maximal d’administrateurs a change.

Number of directors is/are:    minimum and maximum number of directors is/are:
Nombre d’administrateurs:    nombres minimum et maximum d’administrateurs:

Number    minimum and maximum
Nombre    minimum et maximum

5.	The articles of the corporation are amended as follows:
Les statuts de la société sont modifies de la façon suivante:

See pages 1(a) through to and including 1(b).

The Articles of the above Corporation are amended as follows:

1.	To create an unlimited number of Class A Preferred Shares issuable in series (the Preferred Shares).

2.	To provide that the Preferred Shares, issuable in series, and the common shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1.	PREFERRED SHARES

1.1
The preferred shares shall be issuable in series and the Board of Directors of the Corporation shall have the right, from time to time, to fix the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attaching to, the preferred shares of each series subject to the limitations, if any, set out in the Articles of the Corporation.

1.2
The holders of any series of the preferred shares shall be entitled to receive in priority to the holders of common shares and of shares of any other class of the Corporation ranking subordinate to the preferred shares, as and when declared by the Board of Directors of the Corporation, dividends in the amounts specified or determinable in accordance with the rights, privileges, restrictions and conditions attaching to the series of which such preferred shares form part.

1.3
Upon any liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among shareholders for the purpose of winding up its affairs, before any amount shall be paid to or any assets distributed among the holders of common shares or of shares of any other class of the Corporation ranking subordinate to the preferred shares, the holders of the preferred shares shall be entitled to receive with respect to the shares of each series therof all amounts which may be provided in the Articles of the Corporation to be payable thereon in respect of return of capital, premium and accumulated dividends remaining unpaid, including all cumulative dividends, whether or not declared. Unless the Articles of the Corporation otherwise provide with respect to any series of the preferred shares, after payment to the holders of the preferred shares of the amounts provided in the Articles of the Corporation to be payable to them, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

1.4
Unless the Articles of the Corporation otherwise provide with respect to any series of the preferred shares, the holders of the preferred shares shall not be entitled to receive any notice of or attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting: provided that at any meeting of shareholders at which, notwithstanding the foregoing, the holders of the preferred shares are required or entitled by law to vote separately as a class or a series, each holder of the preferred shares of any series thereof shall be entitled to cast one vote in respect of each such share held.

1.5
The holders of the preferred shares shall not be entitled to vote separately as a class and, unless the Articles of the Corporation otherwise provide, the holders of any series of the preferred shares shall not be entitled to vote separately as a series, pursuant to subsection 170(1) of the Business Corporations Act (Ontario), upon a proposal to amend the Articles of the Corporation in the case of an amendment of a kind referred to in paragraphs (a), (b) and (e) of such subsection.

1.6
Any meeting of shareholders at which the holders of the preferred shares are required or entitled by law to vote separately as a class or a series shall, unless the Articles of the Corporation otherwise provide, be called and conducted in accordance with the by-laws of the Corporation; provided that no amendment to or repeal of the provisions of such by-laws made after the date of the first issue of any of the preferred shares by the Corporation shall be applicable to the calling and conduct of meetings of holders of the preferred shares voting separately as a class or as a series unless such amendment or repeal has been theretofore approved by an ordinary resolution adopted by the holders of the preferred shares voting separately as a class.

2.	COMMON SHARES

2.1 The common shares shall entitle the holders thereof to one vote per common share at all meetings of shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote. The holders of common shares shall have the right, subject to the rights, privileges, restrictions and conditions attaching to any series of the preferred shares of the Corporation, to receive any divided declared on the common shares by the Corporation and the remaining property of the Corporation on dissolution.

2.2 Subject to paragraph 2.1, the holders of common shares shall be entitled to vote separately as a class pursuant to subsection 170(1) of the Business Corporations Act (Ontario), upon a proposal to amend the Articles of the Corporation in the case of an amendment of a kind referred to in paragraphs (a), (b) and (e) of such subsection.

6.	The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act
Le modification a été dûment autorisée conformément aux articles 168 at 170 (salon le cas) de la Loi sur les sociétés par actions.

7.	The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la resolution autorisant la modividation le

2013/06/04
(Year, Month, Day)
(année, mois, jour)

These articles are singed in duplicate.
Les presents statuts sont signés en double exemplaire.

KINGSWAY FINANCIAL SERVICES INC.
(Print name of corporation from Article 1 on page 1)
(veuillez écrir le nom de la société de l’article un á la page une).

By/
Par:

/s/ Larry Swets        Larry Swets, President & CEO
(Signature)        (Description of Office)
(Signature)        (Fonction)